Exhibit 99.1
Fifth Amendment to Second Amended and Restated Credit Agreement
     This Fifth Amendment to Second Amended and Restated Credit Agreement (herein, the “Amendment”) is made as of May 12, 2006, by and among Morton Industrial Group, Inc., a Georgia corporation (the “Borrower”), the Lenders party to the Credit Agreement hereinafter identified and defined, and Harris N.A., as Agent for the Lenders (in such capacity, the “Agent”).
Recitals
     A. The Lenders currently extend credit to the Borrower on the terms and conditions set forth in that certain Second Amended and Restated Credit Agreement dated as of March 26, 2004, as amended, by and among the Borrower, the Guarantors, the Lenders, and the Agent (the “Credit Agreement”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.
     B. The Borrower has requested that the Lenders increase the aggregate Revolving Credit Commitments from $18,000,000 to $22,000,000, amend the Fixed Charge Coverage Ratio for the fiscal quarters ending March 31, 2006, and June 30, 2006, and amend the Capital Expenditures limitation, and the Lenders are willing to do so on the terms and conditions set forth in this Amendment.
     Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1. Amendments.
     Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement shall be and hereby is amended as follows:
     1.1. The definition of “Revolving Credit Commitments” appearing in Section 5.1 of the Credit Agreement (Definitions) is hereby amended and restated to read in its entirety as follows:
     “Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Swing Loans and Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Lenders acknowledge and agree that the Revolving Credit Commitments of the Lenders aggregate $22,000,000 as of May 12, 2006.

     1.2. Section 8.9 of the Credit Agreement (Fixed Charge Coverage Ratio) is hereby amended and restated to read in its entirety as follows:
     Section 8.9. Fixed Charge Coverage Ratio. As of the last day of each fiscal quarter of the Borrower ending on the dates set forth below, the Borrower shall not permit the Fixed Charge Coverage Ratio to be less than:

Fixed Charge
Coverage Ratio
Shall Not Be
Fiscal Quarter Ending Dates	Less Than
03/31/06	0.90 to 1.0
06/30/06	0.95 to 1.0
09/30/06 and each fiscal quarter ending thereafter	1.15 to 1.0
     1.3. Section 8.10 of the Credit Agreement (Capital Expenditures) is hereby amended and restated to read in its entirety as follows:
     Section 8.10 Capital Expenditures. The Borrower shall not, nor shall it permit any Subsidiary to, expend or (without duplication) become obligated to expend Capital Expenditures aggregating for the Borrower and its Subsidiaries (taken together) in excess of (a) $9,000,000 in the aggregate for the four (4) fiscal quarters ending June 30, 2006, (b) $8,500,000 in the aggregate for the four (4) fiscal quarters ending September 30, 2006, (c) $7,000,000 in the aggregate for the four (4) fiscal quarters ending December 31, 2006, and (d) $7,000,000 in the aggregate for the fiscal year ending December 31, 2007, and a like amount in each fiscal year ending thereafter).
     1.4. The Credit Agreement shall be amended by adding a Schedule 1 at the end thereof which shall read as set forth on Schedule 1 attached hereto and made a part thereof.
Section 2. Conditions.
     2.1. Conditions Precedent. The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:
     (a) The Borrower, the Lenders, and the Guarantors shall have executed and delivered this Amendment.
     (b) The Borrower shall have executed and delivered replacement Revolving Credit Notes to the Lenders, each in the aggregate amount of the relevant Lender’s

Revolving Credit Commitment after giving effect to this Amendment, in the forms attached hereto as Exhibit A-1, A-2, and A-3.
     (c) The Borrower and the relevant Guarantors shall have executed and delivered supplements to the existing Mortgages in form and substance acceptable to the Agent.
     (d) The Agent shall have received (a) a copy of an executed amendment to the Note and Warrant Purchase Agreement and (b) an executed counterpart of the Second Amendment to Subordination and Intercreditor Agreement, each in form and substance acceptable to the Agent.
     (e) The Borrower shall have paid to the Agent an amendment fee of $32,500.00, which shall be distributed to the Lenders as follows (a) $7,500 for each Lender (i.e., $22,500 in total) and (b) 0.25% multiplied by the increase in the relevant Lender’s Revolving Credit Commitment (i.e., $10,000 in total).
     (f) Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Agent and its counsel.
     2.2. Conditions Subsequent. The Borrower hereby agrees to deliver to the Agent (at the Borrower’s expense), each in form and substance satisfactory to the Agent and its counsel:
     (a) Within ten (10) Business Days of the date hereof, resolutions for the Borrower and each Guarantor authorizing the execution, delivery, and performance of its obligations under the Loan Documents as amended hereby, certified to by its corporate secretary (or such other officer of such person acceptable to the Agent), together with current good standing certificates for the Borrower and each Guarantor certified to by the Secretary of the State of the jurisdiction in which it is organized.
     (b) Within forty-five (45) days of the date hereof, date-down title policy endorsements to the existing mortgagee title insurance policies insuring the validity and priority of the Mortgages as modified by the supplements referred to in Section 2.1(c) above through the recording date thereof and, unless otherwise acceptable to the Agent, showing no new exceptions to title or coverage.
Section 3. Representations.
     In order to induce the Lenders to execute and deliver this Amendment, the Borrower hereby represents to the Lenders that as of the date hereof, and after giving effect to this Amendment, (a) the representations and warranties set forth in Section 6 of the Credit Agreement are and shall be and remain true and correct in all material respects (except that for purposes of this paragraph the representations contained in Section 6.5 shall be deemed to refer to the most recent financial statements of the Borrower delivered to the Lenders) and (b) the Borrower is in full compliance with all of the terms and conditions of the Credit Agreement after giving effect to this Amendment and no Default or Event of Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment.
Section 4. Miscellaneous.
     4.1. The Borrower and certain of its Subsidiaries have heretofore executed and delivered to the Agent and the Lenders certain of the Collateral Documents. The Borrower hereby acknowledges and agrees that, notwithstanding the execution and delivery of this Amendment, the Collateral Documents remain in full force and effect and the rights and remedies of the Agent and the Lenders thereunder, the obligations of the Borrower and its Subsidiaries thereunder, and the liens and security interests created and provided for thereunder remain in full force and effect and shall not be affected, impaired, or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.
     4.2. Except as specifically amended herein or waived hereby, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.
     4.3. The Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by the Agent in connection with the preparation, execution and delivery of this Amendment and the documents and transactions contemplated hereby, including the reasonable fees and expenses of counsel for the Agent with respect to the foregoing.
     4.4. This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. Delivery of executed counterparts of this Amendment by telecopy shall be effective as an original. This Amendment shall be governed by the internal laws of the State of Illinois.
[Signature Pages to Follow]

     This Fifth Amendment to Second Amended and Restated Credit Agreement is entered into by the parties hereto as of the date and year first above written.

Morton Industrial Group, Inc.

By	/s/ Rodney B. Harrison

Name	Rodney B. Harrison

Title	VP Finance

Accepted and agreed to:

Harris N.A.

By	/s/ Timothy E. Dana

Name	Timothy E. Dana

Title	Vice President

National City Bank of the Midwest

By	/s/ Michael A. Zeller

Name	Michael A. Zeller

Title	Vice President

JPMorgan Chase Bank, N.A.

By	/s/ Erik J. Pettit

Name	Erik J. Pettit

Title	Banking Officer

Guarantors’ Acknowledgement and Consent
     Each of the undersigned hereby acknowledges and agrees that it is a Guarantor under the terms of Section 11 of the Credit Agreement and, as such, has executed and delivered certain Collateral Documents pursuant to the Credit Agreement. The undersigned hereby consent to the Fifth Amendment to Second Amended and Restated Credit Agreement as set forth above and agree to the terms thereof, and the undersigned hereby confirm that their guaranties and the Collateral Documents executed by them, and all of the obligations of the undersigned thereunder, remain in full force and effect. The undersigned further agree that the consent of the undersigned to any further amendments to the Credit Agreement shall not be required as a result of this consent having been obtained. The undersigned acknowledge the Lenders are relying on this acknowledgement and consent in entering into the Fifth Amendment to Second Amended and Restated Credit Agreement with the Borrower.

Morton Metalcraft Co.

By	/s/ Daryl R. Lindemann

Name	Daryl R. Lindemann

Title	Secretary

Morton Metalcraft Co. of North Carolina

By	/s/ Daryl R. Lindemann

Name	Daryl R. Lindemann

Title	Secretary

Morton Metalcraft Co. of South Carolina

By	/s/ Daryl R. Lindemann

Name	Daryl R. Lindemann

Title	Secretary

Mid Central Plastics, Inc.

By	/s/ Daryl R. Lindemann

Name	Daryl R. Lindemann

Title	Secretary

B&W Metal Fabricators, Inc.

By	/s/ Daryl R. Lindemann

Name	Daryl R. Lindemann

Title	Secretary